Exhibit 10.3

TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is made and entered into as of August 2, 2019, by and between Mr. Cooper Group Inc., a Delaware corporation (the “Company”), with its principal place of business located at 8950 Cypress Waters Blvd., Coppell, TX 75019 and Anthony W. Villani, an individual (hereinafter called the “Executive”).
W I T N E S S E T H:
WHEREAS, Executive is currently employed as the Company’s Executive Vice President and General Counsel;
WHEREAS, Executive previously notified the Company of his intention to retire on October 4, 2019 (“Retirement Date”);
WHEREAS, the Company acknowledges that as of October 4, 2019 Executive shall be “Retirement” eligible and shall have met and satisfied the “Retirement Criteria” as those terms are defined under the Company’s incentive compensation plan and agreements with Executive;
WHEREAS, the Company wishes to induce Executive to remain in his present employment through the Retirement Date (“the Transition Period”); and
WHEREAS, the Company believes it to be in its best interest to offer Executive a severance arrangement on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the parties hereto agree as follows:
Section 1. Definitions.
a.    “Accrued Benefits” means (i) earned but unpaid salary through the Retirement Date, (ii) any reimbursable expenses through the last day of employment, (iii) any vested benefits in accordance with the terms of the Company’s employee benefits plans or programs or as otherwise provided herein, and (iv) any benefit continuation and/or conversion rights in accordance with the Company’s employee benefits plans or programs.
b.    “Cause” means (i) any act by Executive constituting (x) a felony charge under the laws of the United States or any state thereof or (y) misdemeanor charge involving moral turpitude, (ii) any act of misappropriation or fraud committed by Executive in connection with the Company’s or its subsidiaries’ business, (iii) any material breach by Executive of any material agreement to which Company and Executive are parties, after written notice thereof from the Company’s Board of Directors is given in writing and such breach is not cured to the satisfaction of the Company’s Board of Directors within a reasonable period of time (not greater than 30 days) under the circumstances, (iv) any breach of any reasonable and lawful rule or directive of the Company or its Board of Directors, (v) the gross or willful neglect of duties or gross or willful malfeasance or misconduct by Executive, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the good faith determination of the Company’s Board of Directors materially interferes with the performance of Executive’s duties.
c.    "Developing Business" means any new business concepts and services the Company has developed and is in the process of developing during Executive’s employment with the Company.
d.    “Good Reason” means the occurrence, without the express written consent of Executive, of any of the following circumstances, unless, with respect to clauses (A), (B), (C) and (D) hereof, such circumstances are corrected by the Company in all material respects within thirty (30) days following written notification by Executive to the Company (which written notice must be delivered within thirty (30) days after the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below: (A) a material reduction in the Executive’s base salary; (B) any relocation of Executive’s principal office by more than twenty-five (25) miles from 8950 Cypress Waters Blvd., Coppell, TX 75019, (C) a material diminution in the authorities, duties or responsibilities of Executive, or (D) Company’s breach of any term of this Agreement or of that certain Retention Bonus Agreement executed between Company and Executive.
e.    “Release” means a release of employment claims in the form attached hereto as Exhibit A.
Section 2.    Employment through the conclusion of the Transition Period. If Executive remains employed by the Company and does not voluntarily resign his employment before the end of the Transition Period, he shall be entitled to receive (a) the Accrued Benefits, (b) twelve (12) months of Executive’s current base salary payable on the Company’s normal payroll schedule (but not less frequently than monthly) for twelve (12) consecutive months, (c) at the conclusion of the twelve (12) months a final and additional lump sum payment of $760,000 and (d) the Company waives the 6 month notice of retirement provision and any unvested restricted stock units granted to Executive after January 1, 2018 pursuant to the applicable Nationstar Mortgage Holdings Inc. Restricted Stock Unit Agreement (“RSU Agreement”) will continue to vest per the vesting schedule attached hereto as Exhibit B. All payments shall be subject to applicable federal, state, local and other tax withholding. Notwithstanding the foregoing, in order to receive the severance payments and benefits under subsections (b), (c) and (d), Executive must validly execute and not revoke a signed Release to the Company on or within twenty-one (21) days after Executive’s termination of employment and any payments otherwise due prior to the delivery of the Release shall be paid in a lump sum following delivery of the signed Release, subject to the provisions of Section 5.
Section 3.    Termination before the conclusion of the Transition Period. If the Company terminates Executive for Cause, or if Executive resigns without Good Reason before the end of the Transition Period, Executive shall be entitled to receive only the Accrued Benefits. If Company terminates Executive without Cause or by Executive For Good Reason before the end of the Transition Period, Executive shall be entitled to the severance payments specified in Section 2.

Section 4.    Restrictive Covenants.
a.    Non-Competition.    Executive agrees that during the term of this Agreement and for the one (1) year period immediately following termination of such employment for any reason or no reason, Executive shall not, anywhere in the United States, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with (i) the mortgage lending business of the Company or its subsidiaries (including, but not limited to, the business of originating, servicing or owning residential mortgages and related assets or (ii) any other business (A) in which the Company or its subsidiaries is engaged at the time of Executive’s termination of employment, or which is part of the Company’s Developing Business and (B) in which Executive learns Confidential Information or meets and develops relationships with potential and existing suppliers, financing sources, clients, customers and employees or in which Executive receives specialized training or knowledge.
b.     Employee Nonsolicitation. Executive agrees that during the period of Executive’s employment with the Company or its affiliates and for the twelve (12) month period immediately following termination of such employment (the “Restricted Period”), Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates.
c.    Confidentiality. Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential, proprietary, and/or trade secret information that (i) is related to the Company’s or its subsidiaries’ current or potential business and (ii) is not generally known or publicly available. All of such confidential, proprietary and trade secret information now existing or developed during Executive’s employment with the Company will be referred to as “Confidential Information.” Confidential Information includes, without specific limitation, the confidential, proprietary and trade secret information, that is obtained by Executive during the course of his or her employment, and that relates to the business and affairs of the Company and its subsidiaries, or of customers of the Company, or to any of their development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, confidential employee lists and contact information, compensation and incentive structures and strategies, or to their confidential sales information, including volumes, pricing, and margins, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, products or support. Executive agrees that he or she shall not disclose, at any time (including after his employment ends), to any unauthorized person or use for his own account any of such Confidential Information without the prior written consent of the Company’s Board of Directors, unless and to the extent that any Confidential

Information is required (or permitted as provided below) to be disclosed pursuant to any applicable law or court order. Confidential Information will not be deemed to include information (i) that is or becomes available to the public other than as a result of a breach of this Agreement by Executive or any other person, (ii) that becomes available to Executive following termination of employment from a third party that has no confidentiality obligation to the Company related to such information, or (iii) that is independently developed by Executive following termination of employment from other sources of available information or Executive’s general knowledge, without reference to or use of the Confidential Information. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company or any of its subsidiaries for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order. Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (“SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and Executive may do so without notifying the Company. Neither the Company nor any of its subsidiaries may retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity. Moreover, nothing in this Agreement or otherwise prohibits Executive from notifying the Company that Executive is going to make a report or disclosure to law enforcement.
Section 5.    Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (the “Code”) or an exemption thereunder, and this Agreement shall be construed and administered in accordance with such intention. Severance payments provided under the Agreement may only be made upon a “separation from service” under Code Section 409A and are intended to be excluded from Code Section 409A either as “short term deferrals” within the meaning of Treasury Regulations Section 1.409A-1(b)(4) or payments under an involuntary separation pay plan under Treasury Regulations Section 1.409A-1(b)(9) to the maximum extent possible. For purposes of Code Section 409A, the right to installment payments of severance shall be treated as the right to a series of separate payments. If Executive is a “specified employee” (as defined in Code Section 409A) at the time of his termination of employment, then any payment that is subject to Code Section 409A will be delayed for six months and will be paid in a lump sum, without interest, during the seventh month after termination of employment; provided that, if

Executive dies during such six-month period, the delayed payment shall be immediately payable to Executive’s spouse, if any, otherwise to Executive’s estate. In no event shall the timing of Executive’s execution of a release, directly or indirectly, result in Executive designating the calendar year of any severance payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.
Section 6.    Miscellaneous.
a.    The failure of any party to this Agreement at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same. No waiver by any party to this Agreement of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.
b.    This Agreement shall inure to the benefit of and be enforceable by Exectuive or his legal representatives. If Executive shall die prior to receipt of all amounts due under this Agreement, such amounts shall be payable to Executive’s spouse, if any, otherwise to Executive’s estate.
c.    Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid. However, if any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality or enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be impaired.
d.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas (without giving effect to any applicable conflict of law provisions).
e.    This Agreement may be executed in counterparts. Signatures delivered by fax or e-mail shall be as effective, as if they were originals.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, as of the date and year first written above.
Executive
/s/ Anthony W. Villani
Anthony W. Villani
Mr. Cooper Group Inc.

/s/ Kelly Ann Doherty
By: Kelly Ann Doherty
Its: Executive Vice President

Exhibit A to Transition Agreement

WAIVER AND RELEASE OF ALL CLAIMS
This Waiver and Release ("Agreement") is made and entered into by and between NATIONSTAR MORTGAGE LLC (including its subsidiaries and affiliates, collectively "NSM" or “Company”) and Anthony W. Villani ("Employee") (each, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, in conjunction with the Transition Agreement entered into by the Company and Employee, Employee is required to sign a waiver and release of all claims; and
WHEREAS, by entering into this Agreement, the Parties intend to resolve any and all of Employee’s disputes, claims, complaints, grievances, charges, actions, petitions, liabilities, and demands that Employee may have against NSM, including without limitation, attorneys’ fees, disbursements, monetary fines, damages, equitable relief, and/or any other benefits or other remuneration from NSM.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
1.    Payments To Employee:    In consideration of Employee’s execution and compliance with this Agreement, NSM agrees to provide Employee with the payments and benefits as set forth in that certain Transition Agreement between NSM and Employee dated August 2, 2019. Employee understands and acknowledges that the consideration given pursuant to this Agreement in exchange for the execution of and compliance with this Agreement is given in addition to anything of value to which Employee is, as a matter of law, entitled. All payments will be less the required Federal and State payroll tax withholding and other lawful and authorized deductions.
2.    Release of Claims.    In exchange for the payment to Employee of the consideration detailed in this Agreement, Employee, for and on behalf of Employee and Employee’s heirs, administrators, executors, and assigns, does hereby fully, forever, irrevocably and unconditionally release and discharge NSM, including its past and present officers, directors, partners, members, parents, subsidiaries, divisions, affiliates, agents, employees, shareholders, representatives, attorneys, successors, assigns, and all persons acting by, through, under, or in concert with them (hereinafter collectively referred to as "Releasees"), for anything that has occurred up to the date of execution of this Agreement, including but not limited to, any and all claims resulting from Employee’s employment with NSM and any and all claims relating to the administration or terms of any employment or benefit plan or contract. This includes all claims, demands, rights, liabilities, and causes of action of every nature and description whatsoever, whether known or unknown, whether in tort, contract, statute, rule, ordinance, order, regulation, or otherwise, including, without limitation, any claims arising under or based upon Title VII of the Civil Rights Act, as amended;

the Civil Rights Act of 1991, as amended; Section 1981 of U.S.C. Title 42; the Age Discrimination in Employment Act; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Fair Credit Reporting Act; the Fair Labor Standards Act, as amended; the Equal Pay Act, as amended; the Employee Retirement Income Security Act, as amended (with respect to unvested benefits); the Consolidated Omnibus Budget Reconciliation Act; the Sarbanes Oxley Act of 2002, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Uniform Service Employment and Reemployment Rights Act, as amended; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and the Texas Whistleblower Act) and amendments to those laws; all State and Local statutes that may be legally waived that employees could bring employment claims under, including any State or Local anti-discrimination statute, wage and hour statute, leave statute, equal pay statute and whistleblower statute; any federal or state constitutions; any and all claims pursuant to federal, state or local statute or ordinance; any and all claims pursuant to contract, quasi contract, common law or tort; and claims that are known or unknown, suspected or unsuspected, concealed or hidden, or whether developed or undeveloped, up through the date of Employee’s execution of this Agreement.
Notwithstanding the foregoing, the parties expressly acknowledge and agree that Employee does not release any claim which cannot be released by private agreement, such as unemployment compensation claims, workers’ compensation claims, claims of entitlement to vested benefits under any 401(k) plan or other ERISA-covered benefit plan provided by NSM, claims after the Effective Date of this Agreement, or any rights or claims arising the Transition Agreement. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Health and Safety Administration, Securities and Exchange Commission, the Department of Justice or a comparable state or local enforcement agency. Notwithstanding the preceding sentence, Employee agrees to waive any right to recover monetary damages in connection with any charges filed by Employee or by anyone else on Employee’s behalf. To the fullest extent permitted by law, Employee further waives Employee’s right to participate in any collective or class action under the Fair Labor Standards Act or similar or state or local law, and Employee agrees to opt-out of any such collective or class action against NSM, to which Employee may be or become a party or class member. The preceding waivers do not include and employee has not waived Employee’s right to file an application for or to accept a whistleblower award from the SEC pursuant to Section 21F of the Exchange Act.
3.    No Admission.    Execution of this Agreement and compliance with this Agreement shall not be considered as an admission by NSM of any liability whatsoever, or as an admission by NSM of: any violation of the rights of Employee or of any other person; a violation of any order, law, statute or duty; a breach of any contract; or an act of discrimination whatsoever against Employee or any other person. NSM specifically disclaims any liability to or discrimination against Employee or any other person; or any alleged violation of any rights of Employee or any person, any order, law, statute, duty; or a breach of any contract on the part of NSM and/or Releasees.
4.     Post-Termination Insider Trading Obligations     Employee understands and acknowledges that pursuant to the NSM insider trading policy, if Employee is in possession of

Material Nonpublic Information, Employee may not trade in Company securities until that information has become public or is no longer material.
5.    Time to Consider and Right to Revoke.    Employee acknowledges that Employee has been informed, pursuant to the federal Older Workers Benefit Protection Act of 1990, that:

a)	Employee has the right to consult with an attorney before signing this Agreement;

b)	Employee does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

c)
Employee has been given twenty-one (21) days within which to consider this agreement. Employee knowingly and voluntarily waives the remainder of the 21 day consideration period, if any, following the date Employee signed this Agreement below. Employee agrees that Employee has not been asked by NSM to shorten Employee’s time-period for consideration of whether to sign this Agreement. Employee agrees that NSM has not threatened to withdraw or alter the benefits due Employee prior to the expiration of the 21 day period nor has NSM provided different terms to Employee because Employee has decided to sign this Agreement prior to the expiration of the 21 day consideration period. Employee understands that having waived some portion of the 21 day consideration period, NSM may expedite the processing of benefits provided to Employee in exchange for signing this Agreement;

d)
Employee may, for a period of seven (7) days following the execution of this Agreement, revoke this Agreement and that said Agreement will not be considered effective until the revocation period has passed; and

e)	This Agreement is written in a manner in which Employee fully understands and Employee enters into this Agreement knowingly and voluntarily.

Revocation must be made by delivering a written notice of revocation to: Eric Austin, SVP Human Resources, Nationstar Mortgage LLC, 4000 Horizon Way, Irving, Texas 75063. For this revocation to be effective, written notice must be postmarked or it must be received electronically or by fax to (469) 322-1642 no later than 5:00 p.m. Central Standard Time on the seventh day after Employee signs this Agreement.

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the

ADEA or state law age discrimination waiver, nor does Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers' Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to NSM should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law. However, Employee does waive any right to recover monetary damages with respect to any charge, complaint, or lawsuit against NSM filed by Employee or anyone else on Employee’s behalf that concerns the ADEA, state law age discrimination laws, the Older Workers’ Benefit Protection Act or any other law, rule or regulation concerning the rights of older workers.

6.     Cooperation. Employee agrees that certain matters in which Employee has been involved during Employee’s employment may necessitate Employee’s assistance and cooperation with NSM in the future. Accordingly, Employee agrees to the extent reasonably requested by NSM, to cooperate with NSM in connection with any dispute, claim, investigation, legal or regulatory matter involving NSM that relates to Employee’s period of employment with NSM. Employee will further make himself/herself reasonably available to answer questions from NSM regarding Employee’s former duties and responsibilities and the knowledge Employee obtained in connection therewith. NSM shall make reasonable efforts to minimize disruption of Employee’s other activities. NSM shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with such cooperation.

7.    Employee Benefits. Employee understands and acknowledges that any vested benefits under any of NSM’s employee benefit plans shall be governed by the terms of the applicable plan documents and award agreements.
8.    Miscellaneous.

a)
Entire Agreement. This Agreement and the Transition Agreement contain the entire understanding and agreement between the parties with respect to the matters set forth therein; supersede any other agreements between the parties hereto concerning the subject matters thereof, oral or written, and may not be amended, supplemented, changed, or modified in any manner, orally, or otherwise, except by an instrument in writing, executed by all parties hereto.

b)	Successors Bound. This Agreement and the Transition Agreement are binding on the parties hereto, and their respective heirs, representatives, successors and assigns.

c)
Governing Law. NSM and Employee agree that any questions arising under this Agreement, whether of validity, interpretation, performance or otherwise, will be governed by and construed in accordance with the laws of the state of Texas applicable to agreements made and to be performed in Texas without regard to choice of law rules.

d)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

e)
Severability. Both parties agree and understand that if any provision of this Agreement is declared to be unenforceable by a court of competent jurisdiction, the remaining terms and conditions shall not be affected and shall remain in full force and effect.

f)
No Waiver. NSM may elect not to pursue any remedy available to it under this Agreement or by law, provided, that such election shall not operate as a waiver of any such remedy or of any other remedy, nor shall it constitute a waiver of any of Employee’s other obligations under this Agreement.

A copy of this Agreement was hand delivered or electronically delivered to Employee on or about _________________, 2019.

Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to NSM on or before 21 days following Employee’s Termination Date or on or before 21 days of Employee’s receipt of the Agreement, whichever date occurs later, then this Agreement will be null and void and Employee will not be entitled to the Release Consideration described above.

EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS RELEASE, AND REPRESENTS THAT EMPLOYEE ENTERED INTO THIS RELEASE VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

Date:___________________________    __________________________________________
            Anthony W. Villani

Date:___________________________    __________________________________________
Kelly Ann Doherty
EVP, Nationstar Mortgage LLC

Exhibit B to Transition Agreement

Grant Date	QTY - Granted	QTY - Unvested	Vesting Date 1	QTY Vesting 1	Vesting Date 2	QTY Vesting 2	Vesting Date 3	QTY Vesting 3
03/01/2018	23,205.000	15,478.000	03/01/2020	7,727.000	03/01/2021	7,751.00	N/A	N/A
03/01/2019	27,263.000	27,263.000	03/01/2020	9,078.000	03/01/2021	9,079.000	03/01/2022	9,106.00
12/01/2018	16,695.000	16,695.000	03/01/2020	5,559.000	03/01/2021	5,559.000	03/01/2022	5,577.00